Exhibit 99.1

NEWS RELEASE

Hastings Entertainment, Inc.	CONTACT:	Dan Crow Vice President and Chief Financial Officer (806) 677-1422 www.gohastings.com

Hastings Entertainment, Inc. Reports Results for the First Quarter of Fiscal 2012

•	Free Cash Flow of $16.0 million for the quarter.

•	Adjusted EBITDA of $5.0 million for the quarter.

•	Debt reduced by $17.3 million in the quarter.

AMARILLO, Texas, May 21, 2012—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment retailer, today reported results for the three months ended April 30, 2012. Net earnings were approximately $0.8 million, or $0.10 per diluted share, for the first quarter of fiscal 2012, compared to net earnings of $0.4 million, or $0.05 per diluted share, for the first quarter of fiscal 2011.

Reconciliations of non-GAAP financial measures to comparable GAAP financial measures are included in the tables following the financial statements in this release.

“We are pleased to announce an increase in pre-tax earnings for the first quarter of fiscal 2012 compared to the first quarter of fiscal 2011” said John Marmaduke, Chief Executive Officer and Chairman. “We had significant comparable sales growth in our Electronics and Trends departments along with an increase in comparable sales in our Hardback Café’s. Our first quarter results reflected a continuation of comparable weak releases for movies, games and books. Movies continue to be impacted by the increasing growth of rental kiosks and subscription-based services in movie rentals. With respect to games, the NPD Group, a market research firm, confirmed the continuing slump in the video game industry disclosing that U.S. sales were down 32%, 25% and 20% for the months of April, March and February respectively when compared to the same periods in the prior year. Additionally, the current economic environment continues to impact consumer discretionary spending. For the first quarter we were able to improve margin rates and reduce SG&A expenses by $2.4 million all of which enabled us to increase operating income in spite of lower comparable sales. Finally, by better management of working capital we were able to reduce debt by $17.3 million during the quarter.”

Financial Results for the First Quarter of Fiscal Year 2012

Revenues. Total revenues for the first quarter decreased approximately $8.6 million, or 7.0%, to $115.5 million compared to $124.1 million for the first quarter of fiscal 2011. As of April 30, 2012, we operated 8 less superstores, as compared to April 30, 2011. In addition to our superstores, we operated two additional concept stores, TRADESMART (Littleton) and Sun Adventures Sports (Lubbock), as compared to April 30, 2011. The following is a summary of our revenues results (dollars in thousands):

	Three Months Ended April 30,
	2012		2011		Decrease
	Revenues	Percent Of Total	Revenues	Percent Of Total	Dollar	Percent
Merchandise Revenue	$99,519	86.2%	$104,463	84.2%	$(4,944)	-4.7%
Rental Revenue	15,826	13.7%	19,528	15.7%	(3,702)	-19.0%
Gift Card Breakage Revenue	142	0.1%	146	0.1%	(4)	-2.7%

Total Revenues	$115,487	100.0%	$124,137	100.0%	$(8,650)	-7.0%

Comparable-store revenues (“Comp”)

Total	-6.3%
Merchandise	-4.3%
Rental	-16.5%

Below is a summary of the Comp results for our major merchandise categories:

	Three Months Ended April 30,
	2012	2011
Electronics	13.1%	-1.9%
Trends	12.7%	11.9%
Hardback Café	6.8%	5.2%
Consumables	-0.5%	-6.0%
Books	-0.8%	-9.1%
Movies	-3.7%	-6.5%
Music	-9.4%	1.3%
Games	-21.3%	2.5%

Electronics Comps increased 13.1% for the quarter, resulting primarily from increased sales of headphones and MP3 and phone accessories, along with strong sales of new Apple iPods. These sales were partially offset by a decrease in sales of refurbished Apple iPads. Trends Comps increased 12.7% for the quarter primarily due to increased sales of apparel and accessories, novelty items, and action figures. Key drivers in the apparel and accessories category included licensed apparel, jewelry and t-shirts. Key drivers in the novelty category included Tween merchandise, merchandise associated with movies and television shows, and barware. Hardback Café Comps increased 6.8% for the quarter, primarily due to increased sales of blended and iced specialty café drinks. Consumable Comps decreased 0.5% for the quarter, primarily due to lower sales of assorted candies and bottled drinks. Books Comps decreased 0.8% for the quarter, primarily due to a weaker new release schedule for new books, primarily mass market and trade paperbacks partially offset by an increase in sales of used books and sales of the Nextbook Premium 7 e-reader tablet and related accessories. We started selling the Nextbook Premium 7, in stores and online at www.goHastings.com, during November 2011. Book Comps, excluding sales of the Nextbook Premium 7 and related accessories, decreased 2.2 % for the quarter. Movie Comps decreased 3.7% for the quarter due to lower sales of new and used DVDs, along with DVD boxed sets, partially offset by an increase in sales of new and used Blu-ray movies. Music Comps decreased 9.4% during the quarter, primarily resulting from lower sales of new and used CDs. The decrease in sales of new and used CDs resulted primarily from a shift in sales to lower priced promotional product, along with a weaker slate of new release music during the current quarter. Video Game Comps decreased 21.3% for the quarter primarily resulting from lower sales of new video game consoles, new gaming accessories and new video games. Sales in the video game industry, as a whole, are down significantly due to the lack of new game releases and consoles.

Rental Comps decreased 16.5% during the quarter, primarily due to fewer rentals of DVDs and video games, partially offset by an increase in rentals of Blu-ray movies. Rental Video Comps decreased 15.4% for the quarter and were negatively impacted by a continued lower quality of new releases during the current quarter and by competitor rental kiosks and subscription-based rental services. Rental Video Game Comps decreased 24.6%.

Gross Profit – Merchandise. For the first quarter, total merchandise gross profit dollars decreased approximately $0.3 million, or 0.9%, to $32.0 million from $32.3 million for the same period in the prior year, primarily due to a decrease in revenue partially offset by an increase in margin rates. As a percentage of total merchandise revenue, merchandise gross profit increased to 32.1% for the quarter compared to 31.0% for the same period in the prior year. The increase in gross profit rate resulted primarily from a shift in mix of revenues by category as compared to the same quarter in the prior year, lower costs to return products to vendors and lower distribution center costs partially offset by increased freight expense.

Gross Profit – Rental. For the first quarter, total rental gross profit dollars decreased approximately $1.9 million, or 15.6%, to $10.3 million from $12.2 million for the same period in the prior year, primarily due to a decrease in revenue. As a percentage of total rental revenue, rental gross profit increased to 65.2% for the quarter compared to 62.7% for the same period in the prior year, resulting primarily from lower depreciation and shrinkage expense. Depreciation is a function of rental purchases which were significantly lower for the first quarter of fiscal 2012 than the same quarter in the last year due to lower anticipated rental revenues.

Selling, General and Administrative Expenses (“SG&A”). As a percentage of total revenue, SG&A increased slightly for the first quarter to 35.8% from 35.2% for the same quarter in the prior year, primarily due to deleveraging resulting from lower revenues. SG&A decreased approximately $2.4 million during the quarter, or 5.5%, to $41.3 million compared to $43.7 million for the same quarter last year. The decrease results primarily from a decrease of approximately $1.6 million in store labor costs and a decrease of approximately $0.7 million in occupancy expense including depreciation. The decrease in occupancy expense and to a certain extent the decrease in store labor costs are primarily a result of operating eight fewer superstores this quarter compared to the prior year.

Interest Expense. For the first quarter, interest expense increased approximately $0.1 million to $0.3 million, compared to $0.2 million for the same period in the prior year, primarily as a result of higher average debt levels outstanding during the quarter. The average rate of interest charged for the quarter decreased to 2.5% compared to 2.6% for the same period in the prior year.

Income Tax Expense. The effective tax rate for the quarter was 7.3% primarily due to Texas state income tax, which is based primarily on gross margin. During the fourth quarter of fiscal 2011 we established a valuation allowance. A valuation allowance is required if it is more likely than not that a deferred tax asset will not be realized. In assessing the need for a valuation allowance, we considered all available positive and negative evidence, including our ability to carry back operating losses to prior periods, projected future taxable income, tax planning strategies and the reversal of deferred tax liabilities. Based on this analysis, we determined that it was more likely than not that our deferred tax assets will not be realized and continue to believe that it is more likely than not that these assets will not be realized. As such, we evaluated and increased the valuation allowance to approximately $8.9 million at April 30, 2012. Our effective rate is significantly lower than statutory rates due to the valuation allowance. We will reassess the valuation allowance quarterly, and if future evidence allows for a partial or full release of the valuation allowance, a tax benefit will be recorded accordingly.

Stock Repurchase

On September 18, 2001, we announced a stock repurchase program of up to $5.0 million of our common stock. As of April 30, 2012, the Board of Directors had approved increases in the program totaling $32.5 million. During the first quarter of fiscal 2012, we purchased a total of 83,200 shares of common stock at a cost of $194,041 or $2.33 per share. As of April 30, 2012, a total of 5,426,949 shares had been repurchased under the program at a cost of approximately $31.4 million, for an average cost of approximately $5.79 per share. As of April 30, 2012 a total of $6.1 million remained available under the stock repurchase program.

Store Activity

Since March 19, 2012, which was the last date we reported store activity, we have the following activity to report.

•	Store closed in Joplin, Missouri on March 21, 2012.

Safe Harbor Statement

This press release contains “forward-looking statements.” Hastings Entertainment, Inc. is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the Company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, consumer appeal of our existing and planned product offerings, and the related impact of competitor pricing and product offerings; overall industry performance and the accuracy of our estimates and judgments regarding trends; our ability to obtain favorable terms from suppliers; our ability to respond to changing consumer preferences, including with respect to new technologies and alternative methods of content delivery, and to effectively adjust our offerings if and as necessary; the application and impact of future accounting policies or interpretations of existing accounting policies; unanticipated adverse litigation results or effects; the effects of a continued deterioration in economic conditions in the U.S. or the markets in which we operate our stores; the effect of inclement weather on the ability of consumers to reach our stores; and other factors which may be outside of the company’s control. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Please refer to the company’s annual, quarterly, and periodic reports on file with the Securities and Exchange Commission for a more detailed discussion of these and other risks that could cause results to differ materially.

About Hastings

Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of new and used books, videos, video games and CDs, and trends and consumer electronics merchandise, with the rental of videos and video games in a superstore format. We currently operate 138 superstores, averaging approximately 24,000 square feet, primarily in medium-sized markets throughout the United States. We also operate three concept stores, Sun Adventure Sports, located in Amarillo, Texas and Lubbock, Texas, and TRADESMART, located in Littleton, Colorado.

We also operate www.goHastings.com, an e-commerce Internet web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our web site contains press releases, a link to request financial and other literature and access to our filings with the Securities and Exchange Commission.

Consolidated Balance Sheets

(Dollars in thousands)

	April 30, 2012	April 30, 2011	January 31, 2012
	(unaudited)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$5,590	$6,040	$4,172
Merchandise inventories, net	144,936	148,340	151,366
Deferred income taxes		6,433
Prepaid expenses and other current assets	12,746	11,121	15,229

Total current assets	163,272	171,934	170,767
Rental assets, net	11,207	13,392	12,634
Property and equipment, net	37,201	40,774	39,449
Deferred income taxes		1,713
Intangible assets, net	244	391	244
Other assets	2,347	2,318	2,380

Total assets	$214,271	$230,522	$225,474

Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$56,522	$66,470	$51,268
Accrued expenses and other current liabilities	26,534	26,093	26,150

Total current liabilities	83,056	92,563	77,418
Long-term debt, excluding current maturities	35,930	26,431	53,279
Deferred income taxes	45	—	42
Other liabilities	8,310	6,703	8,677
Shareholders’ equity
Preferred stock	—	—	—
Common stock	119	119	119
Additional paid-in capital	36,395	36,975	36,231
Retained earnings	71,843	89,002	71,010
Accumulated other comprehensive income	188	147	118
Treasury stock, at cost	(21,615)	(21,418)	(21,420)

Total shareholders’ equity	86,930	104,825	86,058

Total liabilities and shareholders’ equity	$214,271	$230,522	$225,474

Consolidated Statements of Earnings

(In thousands, except per share data)

	Three months ended April 30,
	2012	2011
	(unaudited)	(unaudited)
Merchandise revenue	$99,519	$104,463
Rental revenue	15,826	19,528
Gift card breakage revenue	142	146

Total revenues	115,487	124,137
Merchandise cost of revenue	67,529	72,120
Rental cost of revenue	5,515	7,285

Total cost of revenues	73,044	79,405

Gross profit	42,443	44,732
Selling, general and administrative expenses	41,290	43,710
Pre-opening expenses	—	58

Operating income	1,153	964
Other income (expense):
Interest expense, net	(278)	(202)
Other, net	24	19

Income before income taxes	899	781
Income tax expense	66	368

Net income	$833	$413

Basic income per share	$0.10	$0.05

Diluted income per share	$0.10	$0.05

Weighted-average common shares outstanding:
Basic	8,263	8,711
Dilutive effect of stock awards	10	211

Diluted	8,273	8,922

Consolidated Statements of Cash Flows

(Dollars in thousands)

	For the Three Months Ended April 30,
	2012	2011
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$833	$413
Adjustments to reconcile net income to net cash provided by operations:
Rental asset depreciation expense	1,668	2,889
Purchases of rental assets	(2,930)	(5,869)
Property and equipment depreciation expense	3,781	4,155
Deferred income taxes	3	(456)
Loss on rental assets lost, stolen and defective	224	495
Loss on disposal or impairment of property and equipment, excluding rental assets	77	34
Non-cash stock-based compensation	164	302
Changes in operating assets and liabilities:
Merchandise inventories	8,894	519
Other current assets	2,483	621
Trade accounts payable	2,309	4,034
Accrued expenses and other current liabilities	384	(31)
Other assets and liabilities, net	(265)	271

Net cash provided by operating activities	17,625	7,377

Cash flows from investing activities:
Purchases of property, equipment and improvements	(1,609)	(3,376)

Net cash used in investing activities	(1,609)	(3,376)

Cash flows from financing activities:
Net repayments under revolving credit facility	(17,349)	(5,335)
Purchase of treasury stock	(194)	(656)
Change in cash overdraft	2,945	1,881

Net cash used in financing activities	(14,598)	(4,110)

Net increase/(decrease) in cash and cash equivalents	1,418	(109)
Cash and cash equivalents at beginning of period	4,172	6,149

Cash and cash equivalents at end of period	$5,590	$6,040

Balance Sheet and Other Ratios (A)

(Dollars in thousands, except per share amounts)

	April 30, 2012	April 30, 2011
Merchandise inventories, net	$144,936	$148,340
Inventory turns, trailing 12 months (B)	1.84	1.94
Long-term debt	$35,930	$26,431
Long-term debt to total capitalization (C)	29.2%	20.1%
Book value (D)	$86,930	$104,825
Book value per share (E)	$10.51	$11.75

	Three Months Ended April 30,
	2012	2011
Comparable-store revenues (F):
Total	-6.3%	-3.4%
Merchandise	-4.3%	-2.9%
Rental	-16.5%	-5.8%

(A)	Calculations may differ in the method employed from similarly titled measures used by other companies.
(B)	Calculated as merchandise cost of goods sold for the period’s trailing twelve months divided by average merchandise inventory over the same period.
(C)	Defined as long-term debt divided by long-term debt plus total shareholders’ equity (book value).
(D)	Defined as total shareholders’ equity.
(E)	Defined as total shareholders’ equity divided by weighted average diluted shares outstanding for the three months ended April 30, 2012 and 2011, respectively.
(F)	Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated during the comparable period. Sales via the internet are included and closed stores are removed from each comparable period for the purpose of calculating comparable-store revenues.

Use of Non-GAAP Financial Measures

The Company is providing free cash flow, EBITDA, adjusted EBITDA, and adjusted operating income (loss) as supplemental non-GAAP financial measures regarding the Company’s operational performance. The Company evaluates its historical and prospective financial performance, and its performance relative to its competitors, by using such non-GAAP financial measures. Specifically, management uses these items to further its own understanding of the Company’s core operating performance, which management believes represents the Company’s performance in the ordinary, ongoing and customary course of its operations. Therefore, management excludes from core operating performance those items, such as those relating to restructuring, investing, stock-based compensation expense and non-cash activities that management does not believe are reflective of such ordinary, ongoing and customary activities.

The Company believes that providing this information to its investors, in addition to the presentation of GAAP financial measures, allows investors to see the Company’s financial results “through the eyes” of management. The Company further believes that providing this information allows investors to both better understand the Company’s financial performance and to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.

Free Cash Flow

Management defines free cash flow as net cash provided by operating activities for the period less purchases of property, equipment and improvements during the period. Purchases of property, equipment and improvements during the period are netted with any proceeds received from insurance on casualty loss that are directly related to the reinvestment of new capital expenditures. The following table reconciles net cash provided by operating activities, a GAAP financial measure, to free cash flow, a non-GAAP financial measure (in thousands):

	Three months ended April 30,
	2012	2011
Net cash provided by operating activities	$17,625	$7,377
Purchase of property, equipment and improvements, net	(1,609)	(3,376)

Free cash flow	$16,016	$4,001

EBITDA and Adjusted EBITDA

EBITDA is defined as net income (loss) before interest expense (net), income tax expense (benefit), property and equipment depreciation expense and amortization. Adjusted EBITDA, as presented herein, is EBITDA excluding gift card breakage revenue, stock-based compensation expense and store asset impairments. The following table reconciles net income (loss), a GAAP financial measure, to EBITDA and adjusted EBITDA, non-GAAP financial measures (in thousands):

	Three months ended April 30,
	2012	2011
Net income	$833	$413
Adjusted for
Interest expense, net	278	202
Income tax expense	66	368
Property and equipment depreciation expense	3,781	4,155

EBITDA	4,958	5,138
Gift card breakage revenue	(142)	(146)
Non-cash stock-based compensation	164	302

Adjusted EBITDA	$4,980	$5,294